Exhibit 23.2

FELDMAN FINANCIAL ADVISORS, INC.

8804 MIRADOR PLACE

MCLEAN, VA 22102

202-467-6862

June 1, 2018

Board of Directors

Banks of the Chesapeake, M.H.C.

2001 East Joppa Road

Baltimore, Maryland 21234

Members of the Board:

We hereby consent to the use of our firm’s name in the Application for Conversion, and amendments thereto, filed by Banks of the Chesapeake, M.H.C. with the Board of Governors of the Federal Reserve System. We also consent to the use of our firm’s name in the Registration Statement on Form S-1, and amendments thereto, filed by CBM Bancorp, Inc. with the Securities and Exchange Commission. Additionally, we consent to the inclusion of, summary of, and reference to our Conversion Valuation Appraisal Report in such filings and amendments, including the Prospectus of CBM Bancorp, Inc.

Sincerely,

FELDMAN FINANCIAL ADVISORS, INC.